UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 10, 2015

Fitbit, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37444	20-8920744
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

405 Howard Street
San Francisco, California		94105
(Address of Principal Executive Offices)		(Zip Code)

(415) 513-1000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2015, Fitbit, Inc., or the Company, entered into a second amended and restated credit agreement, or Revolving Credit Facility, with Silicon Valley Bank, or SVB, as administrative agent and lender, and several other lenders, including SunTrust Bank, Deutsche Bank AG, Morgan Stanley Bank, N.A., Bank of America, N.A., Barclays Bank Plc, Citibank, N.A. and City National Bank. Among other things, the Revolving Credit Facility increased the Company’s borrowing capacity from $180.0 million or a lesser amount based on borrowing base calculations under the prior asset-based credit facility to $250.0 million. In connection with the entry into the Revolving Credit Facility, the Company terminated its revolving credit and guarantee agreement, or the Cash Flow Facility, by and among the Company, the guarantors party thereto, the lenders party thereto, Morgan Stanley Bank N.A. and Morgan Stanley Senior Funding, Inc., dated August 13, 2014, which Cash Flow Facility had a borrowing capacity of $50.0 million, and the loan documents relating thereto. All commitments in respect of the Cash Flow Facility were terminated as of December 10, 2015, all liens in respect thereof were released and all interest and fees accrued thereunder were repaid. No amounts of principal were outstanding under the Cash Flow Facility at the time of termination.

The Revolving Credit Facility allows the Company to borrow up to $250.0 million, with up to $50.0 million for the issuance of letters of credit and up to $25.0 million for swing line loans. The Company may also, subject to the agreement of the applicable lenders, increase the commitments under the Revolving Credit Facility by up to $100.0 million. Borrowings under the Revolving Credit Facility may be drawn as Alternate Base Rate, or ABR, loans or Eurodollar loans, and matures in December 2020. ABR loans bear interest at a variable rate equal to the applicable margin based on the Company’s consolidated leverage ratio and ranging from 0.00% to 0.75%, plus the highest of (i) the prime rate, (ii) the federal funds effective rate plus 0.5%, and (iii) the Eurodollar rate plus 1.0%, but in any case at a minimum rate of 3.25% per annum. Eurodollar loans bear interest at a variable rate based on the LIBOR rate and Eurocurrency reserve requirements, plus an applicable margin based on the Company’s consolidated leverage ratio and ranging from 1.00% to 1.75%. We are also required to pay an annual commitment fee on the average daily unused portion of the facility of 0.10%, 0.20%, or 0.30%, based on the Company’s consolidated leverage ratio.

The Company’s obligations under the Revolving Credit Facility and certain of its hedging or cash management obligations are secured by substantially all of the assets (other than intellectual property) of the Company and its current and future domestic subsidiaries, subject to certain customary exceptions.

We have the option to repay our borrowings under the Revolving Credit Facility without penalty prior to maturity. The Revolving Credit Facility requires us to comply with certain financial covenants, including maintaining a consolidated fixed charge coverage ratio of at least 1.15:1 and a consolidated leverage ratio of less than 3:1 as at the last day of any period of four consecutive fiscal quarters. The Revolving Credit Facility also requires us to comply with certain non-financial covenants.

As of December 10, 2015, we had no outstanding borrowings under the Revolving Credit Facility.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Facility, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the entry into the Revolving Credit Facility and the termination of the Cash Flow Facility is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, by and among Fitbit, Inc., the lenders party thereto and Silicon Valley Bank, as administrative agent, dated December 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FITBIT, INC.

Date: December 15, 2015	By:	/s/ William Zerella
	Name:	William Zerella
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, by and among Fitbit, Inc., the lenders party thereto and Silicon Valley Bank, as administrative agent, dated December 10, 2015.